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TABLE OF CONTENTS FOR EXHIBIT 10–a

ADC TELECOMMUNICATIONS, INC.

EXECUTIVE CHANGE IN CONTROL
SEVERANCE PAY PLAN

Effective July 1, 2001

ADC TELECOMMUNICATIONS, INC.

EXECUTIVE CHANGE IN CONTROL
SEVERANCE PAY PLAN

TABLE OF CONTENTS

SECTION 1. INTRODUCTION
1.1. Establishment
1.2. Definitions
1.2.1. Base Pay
1.2.2. Change in Control
1.2.3. Cause
1.2.4. Code
1.2.5. Continuing Director
1.2.6. Disability
1.2.7. Effective Date
1.2.8. Eligible Employee
1.2.9. Employer
1.2.10. ERISA
1.2.11. Exchange Act
1.2.12. Good Reason
1.2.13. Incentive Bonus Plan
1.2.14. Participant
1.2.15. Plan
1.2.16. Plan Statement
1.2.17. Plan Year
1.2.18. Principal Sponsor
1.2.19. Termination of Employment
SECTION 2. PARTICIPATION
2.1. Eligibility to Participate
2.2. Termination of Participation
SECTION 3. SEVERANCE PAYMENT
3.1. Eligibility for Payment
3.2. Amount of Benefits
3.3. Benefit Offset
3.4. Time and Form of Payment
3.5. Withholding Tax

SECTION 4. BONUS PAYMENT
4.1. General
4.2. Bonus Payments
4.3. Adjusted Bonus Payments
SECTION 5. 280G LIMITATION
5.1. Gross-Up Payment
5.2. Payment Date
5.3. Controversies with Tax Authorities
SECTION 6. FUNDING
SECTION 7. AMENDMENT AND TERMINATION
SECTION 8. CLAIMS PROCEDURE
SECTION 9. MISCELLANEOUS
9.1. Type of Plan
9.2. No Assignment
9.3. Named Fiduciaries
9.4. Administrator
9.5. Service of Legal Process
9.6. Validity
9.7. Governing Law
9.8. No Employment Rights
9.9. No Guarantee
9.10. No Co-Fiduciary Responsibility

SECTION 1
INTRODUCTION

    1.1.  Establishment.  ADC Telecommunications, Inc., a Minnesota corporation, has previously established and maintained a welfare benefit plan to provide severance benefits to certain Eligible Employees following a Change in Control. In its most recent form this severance plan is embodied in a document which was first adopted effective September 26, 1989 and amended effective September 23, 1997 and entitled "ADC Telecommunications, Inc. Change in Control Severance Pay Plan." Effective July 1, 2001, ADC Telecommunications has amended and restated its existing plan to, among other things, exclude certain employees from participation. This "ADC Telecommunications, Inc. Executive Change in Control Severance Pay Plan" has been adopted, effective July 1, 2001, to provide change in control severance benefits for certain executives no longer eligible to participate in the "ADC Telecommunications, Inc. Change in Control Severance Pay Plan."

    1.2.  Definitions.  When the following terms are used in this document with initial capital letters, they shall have the following meanings.

      1.2.1.  Base Pay—the regular basic cash remuneration before deductions for taxes and other items withheld, payable to a Participant for services rendered to the Employer, but not including items such as Incentive Bonus payments, perquisites, allowances, per diem payments, bonuses, incentive compensation, stock options, equity compensation, fringe benefits, special pay, awards or commissions. Base pay shall include regular basic cash remuneration that is contributed by an employee to a qualified retirement plan, nonqualified deferred compensation plan or similar plan sponsored by the Employer but it shall not include earnings on those amounts.

      1.2.2.  Change in Control—the occurrence of any of the following events:

    (a)
    a change in control of the Principal Sponsor of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Principal Sponsor is then subject to such reporting requirement;

    (b)
    the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Principal Sponsor or any "person" (as such term is used in Section 13(d) of the Exchange Act) that such person has become the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), of securities of the Principal Sponsor representing 20% or more of the combined voting power of the Principal Sponsor's then outstanding securities, determined in accordance with Rule 13d-3;

    (c)
    the Continuing Directors cease to constitute a majority of the Principal Sponsor's Board of Directors;

    (d)
    consummation of a reorganization, merger or consolidation of, or a sale or other disposition of all or substantially all of the assets of, the Principal Sponsor (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the persons who were the beneficial owners of the Principal Sponsor's outstanding voting securities immediately prior to such Business Combination beneficially own voting securities of the corporation resulting from such Business Combination having more than 50% of the combined voting power of the outstanding voting securities of such resulting Corporation and (B) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were Continuing Directors at the time of the action of the Board of Directors of the Principal Sponsor approving such Business Combination;

    (e)
    approval by the shareholders of the Principal Sponsor of a complete liquidation or dissolution of the Principal Sponsor; or

    (f)
    the majority of the Continuing Directors determine in their sole and absolute discretion that there has been a change in control of the Principal Sponsor.

      1.2.3.  Cause—the willful and continued failure by a Participant to perform his or her duties or gross and willful misconduct including, but not limited to, wrongful appropriation of funds.

      1.2.4.  Code—the U.S. Internal Revenue Code of 1986, as amended.

      1.2.5.  Continuing Director—any person who is a member of the Board of Directors of the Principal Sponsor, while such person is a member of the Board of Directors, who is not an Acquiring Person (as defined below) or an Affiliate or Associate (as defined below) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (i) was a member of the Board of Directors on the Effective Date of the Plan as first written above, or (ii) subsequently becomes a member of the Board of Directors, if such person's initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors. For purposes of definition, "Acquiring Person" shall mean any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Principal Sponsor representing 20% or more of the combined voting power of the Principal Sponsor's then outstanding securities, but shall not include the Principal Sponsor, any subsidiary of the Principal Sponsor or any employee benefit plan of the Principal Sponsor or of any subsidiary of the Principal Sponsor or any entity holding shares of common stock of the Principal Sponsor organized, appointed or established for, or pursuant to the terms of, any such plan; and "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

      1.2.6.  Disability—the Participant's inability, due to an impairment, to perform the essential functions of the Participant's position, with or without reasonable accommodation, provided the Participant has exhausted the Participant's entitlement to any applicable disability-related leave of absence, if the Participant desires to take and satisfies all eligibility requirements for such leave.

      1.2.7.  Effective Date—July 1, 2001.

      1.2.8.  Eligible Employee—an individual who, immediately prior to a Change in Control is the Chief Executive Officer of the Principal Sponsor, or is classified by the Employer as a regular employee in ADC global job grades 22 or higher.

      Eligible Employee does not include an employee who is employed outside the United States (other than a U.S. regular employee whose assignment outside the United States has been classified by the Employer as temporary, provided that any assignment outside the United States that is expected to exceed 60 months will not be considered temporary) or who is a non-immigrant worker residing in the United States covered by any non-immigrant visa status other than an H-1B visa status.

      The Employer's classification of a person as a regular employee shall be conclusive. No reclassification of a person's status with the Employer, for any reason, without regard to whether it is initiated by a court, governmental agency or otherwise and without regard to whether or not the Employer agrees to such reclassification, shall result in the person being an Eligible Employee, either retroactively or prospectively. Notwithstanding anything to the contrary in this provision, however, the Employer may declare that a reclassified person will be classified as an Eligible Employee, either retroactively or prospectively.

      1.2.9.  Employer—ADC Telecommunications, Inc., a Minnesota corporation, its wholly owned subsidiaries with employees who meet the definition of Eligible Employee, and any successor of the Principal Sponsor. Employer shall also refer to any affiliates designated by ADC Telecommunications, Inc.

      1.2.10.  ERISA—the United States Employee Retirement Income Security Act of 1974.

      1.2.11.  Exchange Act—the United States Securities Exchange Act of 1934, as amended.

      1.2.12.  Good Reason—the occurrence of any of the following events: (i) a job reassignment that is not of comparable responsibility or status as the assignment in effect immediately prior to the Change in Control; (ii) a reduction in the Participant's Base Pay as in effect immediately prior to a Change in Control; (iii) a material modification of the Employer's incentive compensation program (that is adverse to the Participant) as in effect immediately prior to a Change in Control; (iv) a requirement by the Employer that the Participant be based anywhere other than within fifty miles of the Participant's work location immediately prior to a Change in Control (with exceptions for temporary business travel); or (v) except as otherwise required by applicable law, the failure by the Employer to provide employee benefit programs and plans (including any stock ownership and stock purchase plans) that provide substantially similar benefits, in terms of aggregate monetary value, at substantially similar costs to the Participant as the benefits provided in effect immediately prior to a Change in Control. Termination or reassignment of the Participant's employment for Cause, or by reason of Disability or death, are excluded from this definition.

      1.2.13.  Incentive Bonus Plan—Employer's Management Incentive Plan ("MIP") or Sales Management Incentive Plan ("SMIP") or any other equivalent incentive bonus plan covering management employees that the Compensation Committee of the Board has determined to be an Incentive Bonus Plan for purposes of this Plan.

      1.2.14.  Participant—an Eligible Employee of the Employer who becomes a Participant under the terms of Section 2 of the Plan.

      1.2.15.  Plan—the severance pay plan of the Employer established for the benefit of certain Eligible Employees in the event of a Change in Control and described in this Plan Statement. (As used herein, "Plan" refers to the program established by the Employer and not the document pursuant to which the Plan is maintained. That document is referred to herein as the "Plan Statement.")

      1.2.16.  Plan Statement—effective July 1, 2001, this written document entitled "ADC Telecommunications, Inc. Executive Change in Control Severance Pay Plan," as the same may be amended from time to time thereafter.

      1.2.17.  Plan Year—the twelve consecutive month period ending on any December 31.

      1.2.18.  Principal Sponsor—ADC Telecommunications, Inc.

      1.2.19.  Termination of Employment—actual cessation of active employment by a Participant as a result of (a) an involuntary termination by the Employer, with or without reasonable notice, and for any reason other than Cause, or (b) a voluntary termination by the Participant for Good Reason. Termination of Employment shall not include termination by reason of the Participant's death or Disability.

SECTION 2
PARTICIPATION

    2.1.  Eligibility to Participate.  An individual shall become a Participant on the day such individual becomes an Eligible Employee. Notwithstanding anything to the contrary in the Plan, an individual who is an employee of a successor to the Principal Sponsor immediately prior to a Change in Control shall not be eligible for benefits under the Plan.

    2.2.  Termination of Participation.  An individual ceases to be a Participant on the earliest of:

  (a)
  the date the Participant ceases to be an Eligible Employee or otherwise ceases to satisfy the Plan's eligibility requirements, except where such cessation results in eligibility for a severance payment as provided in Section 3;

  (b)
  the date the Participant ceases to be an employee due to termination of the Participant's employment (with or without reasonable notice and whether voluntary or involuntary and including retirement) with the Employer, except where such termination results in eligibility for a severance payment as provided in Section 3;

  (c)
  the date the Participant ceases to be an employee due to Participant's death or Disability;

  (d)
  the date following a Change in Control that the Participant receives all of the severance and bonus payments due, if any, under the Plan;

  (e)
  the date the Plan is amended pursuant to the rules of Section 7 to exclude the Participant from participation; or

  (f)
  the date the Plan is terminated pursuant to the rules of Section 7.

SECTION 3
SEVERANCE PAYMENT

    3.1.  Eligibility for Payment.  To qualify for a severance payment under this Plan, a Change in Control must occur and a Participant must: (a) be a Participant immediately prior to the time of such Change in Control and immediately prior to the Participant's Termination of Employment; and (b) have a Termination of Employment that occurs within 12 months following a Change in Control.

    3.2.  Amount of Benefits.  The severance payment to a Participant under the Plan shall be based on the Participant's position or global job grade in effect immediately prior to a Change in Control. For purposes of this Section 3.2, a Participant's "annual pay" shall be equal to the sum of: (a) the Participant's annual Base Pay in effect immediately prior to the Change in Control or, if greater, the Termination of Employment; and (b) the Participant's annual target bonus under the Participant's Incentive Bonus Plans in effect immediately prior to the Change in Control or, if greater, the Termination of Employment. The Participant's total severance benefit shall be payable in a single lump sum and shall be determined according to the following schedule:

Position/Grade	Severance Benefit
CEO	3 x annual pay
22 or higher	2 x annual pay

    3.3.  Benefit Offset.  The amount of any severance payment that a Participant is entitled to under Section 3.2 shall be reduced by any cash compensation paid or payable by the Employer to the Participant associated with the Participant's termination of employment (including any pay in lieu of notice and severance pay). A Participant who receives a severance benefit under the Plan will not be eligible to receive any severance benefit under the severance Plan entitled "ADC Telecommunications, Inc. Change in Control Severance Pay Plan."

    3.4.  Time and Form of Payment.  Payments will be made to eligible Participants in a single lump sum cash payment as soon as administratively feasible following the Participant's Termination of Employment. If the Participant should die before actually receiving the severance payment, such payment will be made to the personal representative of the Participant's estate.

    3.5.  Withholding Tax.  The Employer shall deduct from the amount of any severance payment under the Plan any amount required to be withheld by reason of any law or regulation for the payment of federal, state or local taxes.

SECTION 4
BONUS PAYMENT

    4.1.  General.  A Participant is eligible to receive a bonus payment provided for in this Section 4 only if the Participant is eligible to receive a severance payment as provided in Section 3. This Section 4 is intended to provide for a final payment under any applicable Incentive Bonus Plans for the bonus period in which Participant's Termination of Employment occurs. Any amounts determined pursuant to this Section 4 shall be offset by amounts otherwise paid or payable to the Participant under the relevant Incentive Bonus Plans for the bonus period in which the Participant's Termination of Employment occurs.

    4.2.  Bonus Payments.  Bonus payment(s), if any, shall be equal to the target bonus amount in effect for the bonus period in which the Termination of Employment occurs multiplied by a fraction, the numerator of which is the number of days worked by the Participant in the bonus period prior to the Termination of Employment, and the denominator of which is the number of days in the bonus period. The bonus payment will be made to the Participant in a single lump sum cash payment as soon as administratively feasible following the Participant's Termination of Employment. If the Participant should die before actually receiving the payment, such payment will be made to the personal representative of the Participant's estate.

    4.3.  Adjusted Bonus Payments.  At the end of the bonus period, the Employer shall calculate the amount a Participant would receive for a bonus period in which a Termination of Employment occurs based on actual performance over the entire bonus period multiplied by a fraction, the numerator of which is the number of days worked by the Participant in the bonus period prior to the Termination of Employment and the denominator of which is the number of days in the bonus period (the "Actual Bonus Amount"). If the Actual Bonus Amount is greater than the amount calculated under Section 4.2 above, the Employer shall pay the difference to the Participant in a single lump sum cash payment as soon as administratively feasible following the end of the bonus period. If the Participant should die before actually receiving the payment, such payment will be made to the personal representative of the Participant's estate.

SECTION 5
280G LIMITATION

    5.1.  Gross-Up Payment.  In the event a Participant becomes entitled to payments under the Plan, the Employer shall cause its independent auditors (the "Auditors") promptly to review, at the Employer's sole expense, the applicability of Section 4999 of the Code to those payments.

    If the Auditors shall determine that any payment or distribution of any type by the Employer to a Participant or for a Participant's benefit, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (the excise tax, together with any interest and penalties, are collectively referred to as the "Excise Tax"), then the Participant shall be entitled to receive an additional cash payment (a "Gross-Up Payment") equal to an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Participant would retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

    For purposes of determining the amount of any tax pursuant to this Section, the Participant's tax rate shall be deemed to be the highest statutory marginal state and Federal tax rate (on a combined basis and including the Participant's share of F.I.C.A. and Medicare taxes) then in effect.

    A Participant shall in good faith cooperate with the Auditors in making the determination of whether a Gross-Up Payment is required, including but not limited to providing the Auditors with information or documentation as reasonably requested by the Auditors. A determination by the Auditors regarding whether a Gross-Up Payment is required and the amount of such Gross-Up Payment shall be conclusive and binding upon the Participant and the Employer for all purposes.

    5.2.  Payment Date.  A Gross-Up Payment required to be made by Section 5.1 of this Plan shall be paid to Participant within 30 days of a final determination by the Auditors that the Gross-Up Payment is required.

    If the Auditors have not yet made the determination required by Section 5.1 prior to the time the Participant is required to file a tax return reflecting the Total Payments, the Participant will be entitled to receive a Gross-Up Payment calculated on the basis of the Total Payments reported by the Participant in such tax return, within 30 days of the filing of such tax return.

    5.3.  Controversies with Tax Authorities.  The Employer and the Participant shall promptly deliver to each other copies of any written communications, and summaries of any oral communications, with any taxing authority regarding the applicability of Section 280G or 4999 of the Code to any portion of the Total Payments. In the event of any controversy with the Internal Revenue Service or other tax authority with regard to the applicability of Section 280G or 4999 of the Code to any portion of the Total Payments, Employer shall have the right, exercisable in its sole discretion, to control the resolution of such controversy at its own expense. Participant and the Employer shall in good faith cooperate in the resolution of such controversy.

    If the Internal Revenue Service or any tax authority makes a final determination that a greater Excise Tax should be imposed upon the Total Payments than is determined by the Auditors or reflected in the Participant's tax return pursuant to this Section, the Participant shall be entitled to receive from the Employer the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority. That amount shall be paid to the Participant within 30 days of the date of such final determination by the relevant tax authority.

SECTION 6
FUNDING

    The Employer may establish a trust to fund the Plan but the Employer is not under any obligation to establish a trust. A Participant will be entitled to claim benefits from the trust to the extent the Plan is funded under a trust and a Participant shall have only such rights as set forth in the trust. To the extent benefits are not funded under a trust, payments made pursuant to the Plan will be paid out of the general funds of the Employer. To the extent benefits are not funded under a trust, a Participant will not have any secured or preferred interest by way of trust, escrow, lien or otherwise in any specific assets and the Participant's rights shall be solely those of an unsecured general creditor of the Employer.

SECTION 7
AMENDMENT AND TERMINATION

    The right has been reserved to the Board of Directors of the Principal Sponsor to amend the provisions of the Plan Statement and to amend or terminate the Plan at any time prior to a Change in Control. If any of these actions are taken, affected Participants will be notified. During one year following the date of a Change in Control, the provisions of the Plan Statement may not be amended if any amendment would adversely affect the rights, expectancies or benefits provided by the Plan (as in effect immediately prior to the Change in Control) of any Participant or other person entitled to payment under the Plan. The Plan may not be terminated during the same one-year period. Except to the extent benefits have become payable but have not actually been paid, the Plan terminates automatically on the first anniversary of the date of a Change in Control, except to pay any remaining severance benefits to any Participant who has a Termination of Employment on or before the Plan's termination date and except to resolve claims for benefits under the Plan arising on or before the Plan's termination date.

SECTION 8
CLAIMS PROCEDURE

    The claims procedure set forth in this section shall be the exclusive procedure for the disposition of claims for benefits arising under this Plan.

  (a)
  Original Claim.  Any Participant, former Participant, or beneficiary of such Participant or former Participant, if he or she so desires, may file with the Principal Sponsor a written claim for benefits under this Plan. Within ninety (90) days after the filing of such a claim, the Principal Sponsor shall notify the claimant in writing whether the claim is upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred eighty (180) days from the date the claim was filed) to reach a decision on the claim. If the claim is denied in whole or in part, the Principal Sponsor shall state in writing:

  (i)
  the specific reasons for the denial;

  (ii)
  the specific references to the pertinent provisions of the Plan on which the denial is based;

  (iii)
  a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

  (iv)
  an explanation of the claims review procedure set forth in this section.

  (b)
  Review of Denied Claim.  Within sixty (60) days after receipt of notice that the claim has been denied in whole or in part, the claimant may file with the Principal Sponsor a written request for a review and may, in conjunction therewith, submit written issues and comments. Within sixty (60) days after the filing of such a request for review, the Principal Sponsor shall notify the claimant in writing whether, upon review, the claim was upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred twenty (120) days from the date the request for review was filed) to reach a decision on the request for review.

  (c)
  General Rules.

  (i)
  No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the claims procedure. The Principal Sponsor may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the claimant upon request.

  (ii)
  All decisions on claims and on requests for a review of denied claims shall be made by the Principal Sponsor or its delegatee.

  (iii)
  The Principal Sponsor may, in its discretion, hold one or more hearings on a claim or a request for a review of a denied claim.

  (iv)
  A claimant may be represented by a lawyer or other representative (at the claimant's own expense), but the Principal Sponsor reserves the right to require the claimant to furnish written authorization. A claimant's representative shall be entitled, upon request, to copies of all notices given to the claimant.

  (v)
  The decision of the Principal Sponsor on a claim and on a request for a review of a denied claim shall be served on the claimant in writing. If a decision or notice is not received by a claimant within the time specified, the claim or request for a review of a denied claim shall be deemed to have been denied.

    (vi)
    Prior to filing a claim or a request for a review of a denied claim, the claimant or his or her representative shall have a reasonable opportunity to review a copy of the Plan and all other pertinent documents in the possession of the Principal Sponsor.

    (vii)
    The Principal Sponsor may permanently or temporarily delegate its responsibilities under this claims procedure to an individual or a committee of individuals.

SECTION 9
MISCELLANEOUS

    9.1.  Type of Plan.  Section 3 of the Plan is a severance pay welfare benefit plan and not a pension benefit plan. Section 4 of the Plan is a payroll practice. Any severance payment under Section 3 of the Plan will not be contingent directly or indirectly upon an employee retiring and shall not be made beyond 24 months after the employee's Termination of Employment. Section 4 is neither a severance pay welfare benefit plan nor a pension benefit plan. The plan is established with the understanding that it is an unfounded welfare plan maintained primarily for the benefit of a select group of management or highly compensated individuals within the meaning of ERISA.

    9.2.  No Assignment.  No Participant shall have any transmissible interest in any benefit under the Plan nor shall any Participant have any power to anticipate, alienate, dispose of, pledge or encumber the same, nor shall the Employer recognize any assignment thereof, either in whole or in part, nor shall any benefit be subject to attachment, garnishment, execution following judgment or other legal process.

    9.3.  Named Fiduciaries.  The Principal Sponsor and any committee appointed hereunder to decide claims shall be named fiduciaries for the purpose of section 402(a) of ERISA.

    9.4.  Administrator.  The Principal Sponsor shall be the administrator for purposes of section 3(16)(A) of ERISA.

    9.5.  Service of Legal Process.  The corporate secretary of ADC Telecommunications, Inc. is designated as agent for service of legal process against the Plan. Also, service of legal process may be made upon ADC Telecommunications, Inc. as Plan Administrator.

    9.6.  Validity.  The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan which shall remain in full force and effect.

    9.7.  Governing Law.  This Plan Statement has been executed and delivered in the State of Minnesota and has been drawn in conformity to the laws of that State and shall, except to the extent that U.S. federal law is controlling, be construed and enforced in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

    9.8.  No Employment Rights.  Neither the terms of this Plan Statement nor the benefits hereunder nor the continuance thereof shall be a term of the employment of any employee, and the Employer shall not be obliged to continue the Plan. The terms of this Plan Statement shall not give any employee the right to be retained in the employment of the Employer. The Employer assumes no obligation to the participants under this Plan Statement with respect to any doctrine or principle of acquired rights or similar concept.

    9.9.  No Guarantee.  Neither the members of any committee appointed by the Principal Sponsor nor any of the Employer's officers in any way secure or guarantee the payment of any benefit or amount which may become due and payable hereunder to any Participant. Neither the members of any committee nor any of the Employer's officers shall be under any liability or responsibility (except to the extent that liability is imposed under ERISA) for failure to effect any of the objectives or purposes of the Plan by reason of the insolvency of the Employer.

    9.10.  No Co-Fiduciary Responsibility.  Except as is otherwise provided in ERISA, no fiduciary shall be liable for an act or omission of another person with regard to a fiduciary responsibility that has been allocated to or delegated in this Plan Statement or pursuant to procedures set forth in this Plan Statement.